Exhibit 99.1

APAC Customer Services Appoints Mark Anderson as Senior Vice President, Sales and Marketing

DEERFIELD, Ill.--(BUSINESS WIRE)--APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today announced the appointment of Mark K. Anderson as Senior Vice President, Sales and Marketing, effective April 7, 2008.

Mr. Anderson is the founding partner of WinningOutlook Associates, a consulting alliance composed of contact center executives focused on improved metrics, sales and operations of contact center users. Prior to establishing WinningOutlook, he spent 24 years with MCI Communications in a variety of sales and operational roles, including managing multiple call center operations. Between 2000 and 2006, he was Vice President of Sales and Services for MCI’s Global Contact Center Group. During his tenure at MCI, he also served as the National Sales Spokesperson for MCI Friends and Family for six years.

“Mark is a huge catch for us,” said Mike Marrow, APAC’s President and CEO. “Mark is that rare individual with a proven record of strong sales leadership coupled with a deep knowledge of call center operations. With his leadership, our sales team will be positioned to do a terrific job representing APAC with existing and prospective clients alike.”

“I am absolutely excited to be part of APAC,” said Mr. Anderson. “I have observed as well as competed with APAC for years, and have a great deal of respect for the company. APAC has a great book of business with some world class clients and I look forward to working with APAC’s sales team to expand its customer base.”

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive website is at http://www.apaccustomerservices.com.

APAC-G

CONTACT:
APAC Customer Services, Inc.
George H. Hepburn III, CFO, 847-374-4995
GHHepburn@apacmail.com